Company Contact:	Public Relations Contact:	Investor Relations Contact:
Michele Hart-Henry	Michelle Sawatka-Fernandez	Michael Steinberg
I-trax, Inc.	Edelman	American Capital Ventures
(610)-459-2405 x109	(212) 704-4544	(305) 918-7000
meharthenry@i-trax.com	michelle.fernandez@edelman.com	ms@amcapventures.com

FOR IMMEDIATE RELEASE

I-TRAX ANNOUNCES FIRST QUARTER RESULTS
Record First Quarter Net Revenue; 25+% Increase in Sales Opportunities;
220 Operational Sites

CHADDS FORD, PA, May 3, 2007 -- I-trax, Inc. (Amex: DMX), a leading provider of integrated health and productivity management, today reported financial results for the first quarter ended March 31, 2007.

Highlights
For the first quarter ended March 31, 2007, I-trax reported net revenue of $33.6 million and net loss of $(8,000) compared to $30.5 million and $(29,000), respectively, for the year-ago quarter. Net loss applicable to common stockholders was $(0.2) million, or $(0.01) per diluted share, compared to $(0.4) million, or $(0.01) per diluted share, for the year-ago quarter. As of March 31, 2007, I-trax was providing services at 220 sites, a net increase of eight sites during the quarter.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the quarter ended March 31, 2007 were $1.1 million.

Commenting on these results, Frank A. Martin, chairman, said, “This quarter we saw an increase in the pace of our revenue growth, from a rate of 6 to 7% in the second half of 2006 to nearly 10%.  Adjusting for non-recurring revenue in the first quarter of last year associated with the purchase of medication to treat or prevent avian flu, our year over year growth rate in revenue was 12.5%. At the end of the first quarter the number of submitted proposals and the dollar amount of these proposals was substantially higher than at the end of last year. Our sales opportunity pipeline is characterized by more service and technology clients, more multi-site deals, and larger individual sites. This summary does not include a number of strategic initiatives that could significantly increase future growth.

“Our gross profit grew by 15.1% compared to the prior year. Our gross margin for the first quarter was 24.3%. We opened eight net new sites during the quarter and have added 24 new sites over the past 12 months.

“During the first quarter we invested about $1.1 million of general and administrative expense in research and development and sales and marketing, while reducing overall general and administrative spending by $1.0 million from the fourth quarter of 2006. Other general and administrative spending was 16.5% of revenue compared to 17.2% a year ago and 19.6% for the fourth quarter of 2006.

“The results of the first quarter have given us tangible evidence that the investment and initiatives we have pursued for the last 18 to 24 months are bearing fruit. We see strong, positive trends in our industry and especially in our own business. Our sales pipeline continues to strengthen and our investments in new business development are generating accelerated growth in revenue.”

Net Revenue
Net revenue for the quarter was $33.6 million, an increase of $3.1 million over the year-ago quarter. This increase represents a top line growth over the year-ago quarter of 9.9%. Pass-through pharmaceutical purchases for the first quarter increased 4.4% to $39.1 million from the year-ago quarter. Net revenue growth was primarily attributable to the addition of 24 net new facilities subsequent to the first quarter of 2006. Same site revenue increased marginally quarter over quarter.

Expenses
For the 2007 quarter, operating expenses were $25.4 million, or 75.7% of net revenue, compared to $23.4 million, or 76.8% of net revenue, for the first quarter of 2006. Accordingly, gross margin increased to 24.3% for the first quarter of 2007 compared to 23.2% for 2006. First quarter gross margin benefited from insurance related expense reductions of $0.3 million.

Expenses for research and development and sales and marketing for the first quarter of 2007 increased by $0.6 million compared to the first quarter of 2006. General and administrative (“G&A”) expenses were $7.1 million, or 21.1% of net revenue, for the first quarter of 2007, compared to $6.0 million, or 19.6% of net revenue, for the prior year quarter. Non-cash stock compensation expense was approximately $0.5 million for the first quarter of 2007 compared with $0.3 million for the year-ago quarter. G&A expenses excluding non-cash stock compensation, research and development, and sales and marketing were 16.5% of net revenue compared to 17.2% of net revenue in the same period last year.

Operating profit for the first quarter of 2007 was $0.3 million, including the effect of non-cash stock compensation expense.

Net Loss and EBITDA
Net loss for the first quarter of 2007 was $(8,000). For the first quarter of 2007 EBITDA was $1.1 million (including the effect non-cash stock compensation charges of $0.5 million). Net loss and EBITDA amounts including non-cash stock compensation for the first quarter of 2007 and 2006 are as follows ($ in thousands):

	March 31, 2007	March 31, 2006
Net loss	$(8)	$(29)

Interest	145	114
Taxes	82	90
Depreciation and amortization	868	915
EBITDA	$$1,087	$1,090

Cash Flow and Balance Sheet
Cash and cash equivalents increased during the quarter by $0.6 million. Cash used in operations and for investment activities was $3.7 million and $0.5 million, respectively, for the quarter. Financing activities provided cash of $4.8 million, of which $4.4 million constituted draws on the Company’s credit facility. Investments were mainly for software and enhancements of systems to improve operational efficiency.

On March 31, 2007, I-trax had cash of $7.1 million and debt of $13.4 million, compared with $6.6 million and $9.1 million, respectively, at December 31, 2006. The Company’s current ratio continued to improve in the three months ended March 31, 2007 as set forth below:

Description	March 31, 2007	December 31, 2006

Current ratio as calculated from the face of the balance sheet	1.46	1.12

Current ratio after adjusting for the accrued preferred stock dividends, which are payable in common stock	1.58	1.27

Current ratio after adjusting for the accrued preferred stock dividends, which are payable in common stock, and cash held in insurance company subsidiary	1.25	0.96

During the quarter the Company adopted the Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 requires that the Company recognize the financial impact of its tax positions in its financial statements. As a result of adopting FIN 48, the Company recorded a long-term liability of $761,000 by increasing its Accumulated Deficit.

Research
During the quarter I-trax produced its inaugural contributions to the medical literature. The Company published two articles in peer-reviewed journals. One demonstrated the significant impact a trusted clinician at the workplace™ can have on patient engagement in a disease management program and the other showed significant potential for savings when collaborative prescribing practices are followed. Commenting on these milestones Dr. Raymond J. Fabius, president and chief medical officer, said, “We believe this can have far reaching implications. These trusted clinicians can improve the engagement of all medical programming. Additionally our research verified the improved prescribing patterns accomplished when workplace prescribing clinicians collaborate with dispensing clinicians. When doctors and pharmacists work together, pharmacy care moves from benefit management to clinical leadership.”

Conference Call
I-trax will host a conference call at 4:30 p.m. EDT today. During the call, Frank A. Martin, chairman, R. Dixon Thayer, chief executive officer, Dr. Raymond J. Fabius, president and chief medical officer, and David R. Bock, chief financial officer, will discuss the Company’s financial and operating results. The telephone number for the conference call is (888) 880-7167. Investors may also listen to the conference call on the I-trax website, www.i-trax.com, by selecting the conference link on the Investor Information page.

Investors may access an encore recording of the conference call for one week by calling (888) 880-7231; the pin number is 9814# / 20070419162475#. The encore recording will be available approximately two hours after the conference call concludes. Investors may also access a recording of this call on the I-trax website, where a replay of the webcast will be available for 90 days after the call.

Non-GAAP Financial Measures
The Company makes use of EBITDA which is not a recognized term under generally accepted accounting principles, or “GAAP,” and should not be considered as an alternative to net loss or net cash provided by operating activities, which are GAAP measures. The Company believes EBITDA is a useful performance indicator for measuring the growth of the Company’s core operations. The Company reconciles EBITDA to net income/(loss) on page two of this release. In this press release, the Company also makes use of certain financial measures that exclude the non-cash stock compensation expense resulting from the Company’s adoption of SFAS 123R, effective January 1, 2006, so that such measures may be compared with the information presented on the face of the Company’s prior statements of operations.

About I-trax
I-trax is a leading provider of integrated workplace health and productivity management solutions. Serving over 100 clients at 220 locations nationwide, I-trax offers on-site health centers through its CHD Meridian Healthcare, LLC, subsidiary, which delivers primary care, acute care corporate health, occupational health and pharmacy care management services, as well as integrated disease management, wellness and disability management programs. I-trax provides a comprehensive solution utilizing telephonic and e-health tools to enhance the trusted relationship established by our clinicians at the worksite. CHD Meridian is focused on making the workplace safe, helping companies achieve employer of choice status, and reducing costs while improving the quality of care received and the productivity of the workforce. Managing employer-sponsored health centers for over 40 years, some of CHD Meridian Healthcare’s clients include:  BMW, Blue Ridge Paper, Coors Brewing Company, Coushatta Casino Resort, Deutsche Bank, Eastman Chemical, Fieldale Farms, Horizon Blue Cross Blue Shield of New Jersey, Lowes, Toyota and UnumProvident.  For more information, visit www.chdmeridian.com.

Safe Harbor Statement: This press release contains forward-looking statements that are based upon current expectations and assumptions, which involve a number of risks and uncertainties. Investors are cautioned that these statements may be affected by certain important factors, and consequently, actual operations and results may differ, possibly materially from those expressed in such statements. The important factors include, but are not limited to: demand for the Company’s products and services and the Company’s ability to execute new service contracts; uncertainty of future profitability; general economic conditions; the risk associated with a significant concentration of revenue with a limited number of customers; and the Company’s ability to renew and maintain contracts with existing customers under existing terms. I-trax undertakes no obligation to update or revise any forward-looking statement. These and other risks pertaining to I-trax are described in greater detail in I-trax's filings with the Securities and Exchange Commission.

Attached: Balance sheet, quarterly income statement and reconciliation of a non-GAAP financial measure.

I-TRAX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(in thousands, except share data)

	Quarter Ended March 31
	2007	2006

Net revenue	$33,550	$30,525

Costs and expenses:
Operating expenses	25,399	23,443
General and administrative expenses	7,064	5,992
Depreciation and amortization	809	859
Total costs and expenses	33,272	30,294

Operating profit	278	231

Interest	145	114
Amortization of financing costs	59	56
Income before provision for income taxes	74	61

Provision for income taxes	82	90

Net loss	(8)	(29)

Less preferred stock dividend	(209)	(337)

Net loss applicable to common stockholders	$(217)	$(366)

Loss per common share:
Basic and diluted	$(0.01)	$(0.01)

Weighted average shares
Basic and diluted	38,493,031	34,788,257

Reconciliation of net loss to EBITDA

Net loss	$(8)	$(29)
Add: Depreciation and amortization	868	915
Add: Provision for income taxes	82	90
Add: Interest	145	114
EBITDA	$1,087	$1,090

I-TRAX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	March 31, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$7,123	$6,558
Accounts receivable, net	24,807	21,704
Other current assets	1,117	1,526
Total current assets	33,047	29,788

Property, plant and equipment, net	3,475	3,377
Intangible assets, net	69,697	70,181
Other assets	36	41

Total assets	$106,255	$103,387

Liabilities and stockholders' equity

Current liabilities
Accounts payable	$9,431	$10,376
Other accruals and liabilities	13,248	16,189
Total current liabilities	22,679	26,565

Other long term liabilities	16,187	11,131
Total liabilities	38,866	37,696

Stockholders' equity
Preferred stock $0.001 par value, 2,000,000 shares authorized, 291,751 and 559,101 issued and outstanding, respectively	0	1
Common stock, $0.001 par value, 100,000,000 shares authorized, 40,197,882 and 36,613,707 shares issued and outstanding, respectively	39	35
Paid in capital	139,043	136,623
Accumulated deficit	(71,693)	(70,968)
Total stockholders' equity	67,389	65,691

Total liabilities and stockholders' equity	$106,255	$103,387